Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 24, 2017

Cathay General Bancorp

777 N. Broadway

Los Angeles, California  90012

Ladies and Gentlemen:

We have acted as special counsel for Cathay General Bancorp, a Delaware corporation (the “Company”), in connection with the offering (the “Offering”) by Bank SinoPac Co. Ltd., a ROC company limited by shares (the “Selling Security Holder”) of 926,192 shares of common stock, par value $0.01 per share (the “Shares”) of the Company, which may be sold from time to time by the Selling Security Holder.

The Shares are being offered under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2017 (File No. 333-218973) (the “Registration Statement”), including a base prospectus dated June 26, 2017, and a prospectus supplement dated July 24, 2017 (the “Prospectus Supplement”).

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company, the Company’s transfer agent and registrar and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certificated copies relate.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof.  We undertake no (and hereby disclaim any) obligation to advise you or any other person of changes in matters of fact or law which may hereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Company’s Current Report on Form 8-K dated July 24, 2017.  We also consent to the reference to our firm under the caption “Validity of the Shares” in the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz